Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Singular Genomics Systems, Inc. for the registration of its common stock, preferred stock, debt securities, warrants, and units and to the incorporation by reference therein of our report dated March 14, 2022, with respect to the financial statements of Singular Genomics Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

July 19, 2022